[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.16

Manufacturing Services Agreement

THIS MANUFACTURING SERVICES AGREEMENT (“Agreement”) is made and entered into effective as of this 30th day of October,  2020 (“Effective Date”) by and between ALIMERA SCIENCES, INC., a Delaware corporation, and its successors and assigns (hereinafter referred to as “Alimera”), having a principal place of business at 6120 Windward Parkway, Suite 290, Alpharetta, GA 30022, and CADENCE, INC., a Virginia Corporation, and its successors and assigns (hereinafter referred to as “Cadence”), having an address at 9 Technology Drive, Staunton, VA 24401. Alimera and Cadence are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Cadence has expertise in medical device contract manufacturing and offers services in connection therewith;

WHEREAS, Alimera desires to retain Cadence to perform such services (as more particularly defined herein) subject to the terms and conditions set forth herein; and

WHEREAS, it is the intention of the Parties to establish this Agreement to govern the respective rights, duties and obligations of the Parties.

NOW THEREFORE, in consideration of the mutual promises and benefits made and contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions.

Cadence and Alimera agree that capitalized terms shall have the meanings set forth within the body of this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.Services.

2.1Manufacturing Services. Cadence agrees to perform all required manufacturing services for the Product(s) (“Manufacturing Services”). Manufacturing Services shall include Materials procurement and the manufacture, assembly, testing, storage, and shipment of Product in accordance with Alimera’s detailed written Specifications and orders. “Materials” means the components, parts, and subassemblies comprising the Product and appearing on the related bill of materials. “Specifications” for the Product and any revision thereof shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List (AVL). The Specifications (and any modifications thereto) are incorporated herein by reference as Exhibit 2. In the event of any conflict between the Specifications and this Agreement, the Specifications shall prevail.

2.2Engineering Changes. Alimera may request that Cadence incorporate engineering changes into the Product by providing a written description of the proposed engineering change sufficient to permit Cadence to evaluate feasibility and cost. Cadence will discuss with Alimera in good faith whether any delivery schedule and/or pricing changes are necessary to incorporate the requested changes. Cadence will proceed with engineering changes when the parties have agreed in writing upon any changes to the Specifications, delivery schedule, Product pricing, and implementation costs, if any.

2.3Manufacturing Site. The Manufacturing Services shall be performed at Cadence's registered medical device manufacturing facility located at 250 W. Kensinger Dr., Suite 400, Cranberry Township, PA 16066, United States (the “Manufacturing Site”). Cadence will not relocate the Manufacturing Site without providing at least [***] written notice to Alimera to allow Alimera to determine whether such relocation would require regulatory approval. Cadence will not implement any change in the Manufacturing Site until it receives written notification from Alimera authorizing such change. Cadence will cooperate in good faith with Alimera to develop an acceptable transition and relocation plan and shall be responsible for all costs and expenses associated with changes in the Manufacturing Site.  Cadence shall provide Alimera with reasonable access at mutually convenient times (as agreed in good faith) to the areas of the Manufacturing Site in which Products are manufactured, stored, handled or shipped to permit Alimera to verify the performance of the Manufacturing Services in accordance with this Agreement. At all times while on Cadence’s premises, Alimera's representatives shall comply with Cadence policies and procedures related to safety, security and confidentiality.

2.4Tooling; Non-Recurring Expenses (NRE); Software. Alimera will provide, through purchase or otherwise, and will allow Cadence to use solely for Alimera's benefit in accordance with this Agreement any Product-specific tooling, equipment, molds, software and other items that are reasonably necessary for the performance of the Manufacturing Services (collectively, “Alimera Property”). Cadence may purchase or acquire Alimera Property for use under this Agreement on Alimera’s behalf after obtaining Alimera’s prior written consent. Alimera agrees that Alimera shall pay for all reasonably necessary non-recurring expenses associated with the installation as well as removal and shipment of the Alimera Property after termination of this Agreement. Cadence agrees that the provision of Alimera Property to Cadence shall be a bailment and not a sale, and all right, title and interest in Alimera Property, including software that Alimera provides to Cadence or any test software that Alimera engages Cadence to develop, is and shall remain the property of Alimera. Cadence shall handle, store and maintain all Alimera Property under proper conditions to preserve quality and prevent damage or other loss. Cadence shall maintain and service all equipment that Alimera has authorized Cadence to purchase, such equipment to be returned to Alimera in good working order, reasonable wear and tear excepted, following the termination or expiration of this Agreement. Except to the extent caused by Cadence’s negligence or other wrongful conduct, the costs of repairing any equipment or tooling outside of reasonable wear and tear will be the responsibility of Alimera and will be performed only upon Alimera’s written approval. Cadence shall not use all or any part of the Alimera Property for any purpose other than to perform Manufacturing Services under this Agreement. Cadence shall mark all Alimera Property, including equipment, as “Property of Alimera Sciences.” During the term of this Agreement, Cadence shall maintain commercially reasonable insurance to protect against any loss to the Alimera Property while in the possession of Cadence.

3.Forecasts and Purchase Orders

3.1Forecast. Alimera shall provide Cadence, on a monthly basis within the first 5 business days of each calendar month, a rolling twelve (12) month forecast indicating Alimera's monthly Product requirements. The first ninety (90) days of the forecast will be binding and will constitute a firm order for all Manufacturing Services to be completed during such ninety (90) day period (a “Firm Order”). A purchase order for Manufacturing Services to be completed within the first ninety

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(90) day period of a forecast will be issued in accordance with Section 3.2 below.

3.2Purchase Orders; Precedence. Alimera may use its standard written purchase order form for any Firm Orders; provided that all Firm Orders must reference this Agreement and the applicable Specifications. All Firm Orders will be deemed to incorporate all of the terms and conditions in this Agreement. The parties agree that the terms and conditions contained in this Agreement shall prevail over any contradictory terms and conditions of any such purchase order, acknowledgment form, or other instrument.

3.3Purchase Order Acceptance.  Purchase orders shall be deemed accepted by Cadence so long as they are consistent with this Agreement. Cadence may reject any purchase order only if (a) the purchase order is an amended order in accordance with Section 7.2 below and the purchase order is outside of the Flexibility Table; (b) the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; or (c) the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table. Cadence shall notify Alimera of rejection of any purchase order within five (5) business days of receipt of such purchase order. If Cadence does not notify Alimera of rejection of any purchase order during such period, then the purchase order shall be deemed accepted by Cadence.

4.Pricing and Payment.

4.1Fees.  The initial fees shall be as set forth on the Fees List attached hereto and incorporated herein as Exhibit 3 (the “Fees List”). If a Fees List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Alimera and accepted by Cadence in accordance with the terms of this Agreement. Changes to the fees will be agreed by the parties in accordance with Section 4.3.

4.2Additional Fees and Costs.  Alimera is responsible for additional fees and costs due to (a) changes to the Specifications; (b) failure of Alimera or an Alimera-Designated Supplier to timely provide sufficient quantities or a reasonable quality level of Materials where applicable to sustain the production schedule; and (c) any expediting charges reasonably necessary because of a change in Alimera's requirements, provided that Alimera shall be responsible for such fees and costs due to reasons specified in (a) or (c) if Cadence received prior written approval from Alimera to incur such fees and costs. “Alimera-Designated Supplier” means a supplier whom Alimera designates in Exhibit 4 as the required source for certain Materials.

4.3Changes in Materials Costs.  Cadence will notify Alimera of changes to the cost of Materials as such changes are identified. On an annual basis, Cadence and Alimera will review any changes to Materials cost and revise the Fees List to reflect any mutually agreed fee changes resulting from changes, if any, to Materials costs and other costs. By way of example only, the fees may be increased or decreased if the market price of fuels, Materials, equipment, labor and other production costs increase or decrease beyond [***] in pricing, as reasonably demonstrated by Cadence or Alimera.

4.4Taxes.  All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Alimera shall be responsible for all such tax items. This subsection 4.4 does not apply to taxes on Cadence's net income.

4.5Currency.  The Fees List will be stated in US dollars. Any purchase price for Materials

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Inventory made in any currency other than US dollars will be converted into US dollars based on the exchange rate reported on Reuters’ page FIX on the last business day of each month, provided that no adjustment will be made to the converted price set forth in the Fees List unless the reported exchange rate is at least .75% higher or lower than the exchange rate reported in the previous month.

4.6Payment. Alimera agrees to pay all correct invoices in U.S. Dollars, [***] from the invoice delivery date. Cadence shall invoice Alimera only for shipped Product. If Alimera has any reasonable grounds for disputing in good faith any invoiced amounts under this Agreement, Alimera shall pay the undisputed amount in accordance with this Section and shall, within thirty (30) days after its receipt of the applicable invoice, provide Cadence with written notice specifying the amount of the invoice that is disputed, and describing in reasonable detail the basis of the dispute. The parties agree to work to resolve the dispute pursuant to Section 18.7. After resolution of such dispute, Alimera shall pay any amounts owed to Cadence within the longer of (a) the remaining time for payment pursuant to this Agreement or (b) five (5) business days from the date such dispute was resolved. Alimera agrees to pay [***] monthly interest on all late payments, other than amounts disputed in good faith.

4.7Cost Reduction Projects. Cadence agrees to seek ways to reduce the cost of manufacturing Product, including, for example, through reduction or elimination of Materials, improvements to Specifications, and re-design or improvement to assembly or test methods (each, a “Cost Reduction Proposal”). Cadence shall submit each Cost Reduction Proposal in writing to Alimera and include sufficient detail to allow Alimera to determine whether the Cost Reduction Proposal will require prior approval from any governmental or regulatory authority. Cadence will not implement any Cost Reduction Proposal until approved in writing by Alimera. Following approval and implementation, Cadence will receive [***] of the demonstrated cost reduction resulting from the Cost Reduction Proposal, and Alimera will receive the remaining [***]. Alimera will receive [***] of the demonstrated cost reduction resulting from any Cost Reduction Proposal initiated by Alimera.

5.Term and Termination.

5.1Term. The term of this Agreement shall begin on the Effective Date and continue for five years thereafter unless earlier terminated as provided in Section 5.2. After the expiration of the initial term (unless this Agreement is terminated earlier), this Agreement shall automatically renew for separate and successive one-year terms, unless either party provides the other written notice of its intent to not renew this Agreement at least twenty-four (24) months prior to the end of any term.

5.2Termination. Either party may terminate this Agreement (a) for convenience upon twenty-four  (24) months’ prior written notice to the other party; (b) upon the material default of the other party and such default not cured within thirty (30) days after delivery of written notice from the non-defaulting party; or (c) pursuant to Section  18.1. Alimera may also terminate this Agreement immediately upon written notice in the event that Alimera or any regulatory authority withdraws the Product or the ILUVIEN® intravitreal insert or a regulatory authority takes any action or raises any objection that prevents Alimera from marketing, distributing, importing, exporting, or selling Product or ILUVIEN.

5.3Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts then due under this Agreement by either party or any obligations then outstanding of either party and shall not affect Cadence’s express limited warranty in Section 10.1. In addition, within thirty (30) days of expiration or

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termination of this Agreement, Cadence shall promptly deliver to Alimera at Alimera’s designated facility all Alimera Property, Alimera Intellectual Property and Alimera Confidential Information, and Cadence shall provide to Alimera (or its designee) any and all documentation related to the Manufacturing Services that is the property of Alimera, as reasonably requested by Alimera. Upon reasonable request by Alimera, Cadence will provide transition services to Alimera at Cadence’s published labor rates. Upon notice of termination provided by either Party, the Parties shall cooperate to use commercially reasonable efforts to reduce remaining Inventory by seeking to return Materials, cancel pending Materials orders, and otherwise mitigate Inventory levels. Alimera will purchase at cost all usable Inventory remaining upon the date of termination or at the end of any later-ending transitions services period.  Provisions of this Agreement that by their nature would be reasonable expected to survive termination or expiration, including without limitation Sections 1, 4.6,  6,  8,  9, 10,  11, 13,  14,  15,  16, 18 and this Section 5.3 of this Agreement,  along with Sections 4.02 (Records), 4.16 (Complaint Handling), 4.15 (Reporting to Regulatory Authorities), 4.18 (Control of Nonconforming Product), and 4.19 (Rework) of  the Supplier Quality Agreement shall survive any termination or expiration of this Agreement.

6.	Materials Procurement

6.1Authorization to Procure Materials. Alimera's accepted purchase orders and forecast will constitute authorization for Cadence to procure, without additional approval, Materials Inventory necessary to manufacture the Product covered by such purchase orders.

6.2Preferred Supplier. Alimera shall provide to Cadence and maintain an approved vendor list (the “AVL”) for certain identified Materials (see Exhibit 4). Cadence will purchase the identified Materials only from vendors on a current AVL approved in writing by Alimera.

6.3Materials Warranties. Cadence shall use reasonable efforts to obtain and to pass through to Alimera all relevant vendor warranties with regard to the Materials, including without limitation (i) conformance of the Materials with the vendor's specifications and/or the Specifications; (ii) that the Materials are free from defects in workmanship; (iii) that the Materials comply with applicable Environmental Regulations; and (iv) that the Materials do not infringe the intellectual property rights of third parties.

7.	Shipments, Schedule Change, Cancellation, Storage

7.1Shipments. Cadence shall use commercially reasonable efforts to deliver Products in accordance with the delivery times specified in each accepted purchase order. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Alimera's destination specified in the applicable purchase order. Each time Cadence ships Product, it shall provide Alimera with a certificate of compliance (in English) that confirms that the lot has been manufactured and tested in accordance with the Specifications. Alimera will have sole responsibility for the release of Products to the market. Shipments will be made FCA (Free Carrier, lncoterms 2020) Manufacturing Site, at which time risk of loss and title will pass to Alimera. Cadence will arrange for shipping to Alimera’s designated location using the carrier accounts specified by Alimera. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be included in the Fees List. Cadence shall convey good title to the Product to Alimera, free of all liens of any kind whatsoever.

7.2Quantity Increases and Shipment Schedule Changes.

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(a) For any accepted purchase order, Alimera may (a) once increase the quantity of Products or (b) once reschedule the quantity of Products and their shipment date as provided in the table below (the “Flexibility Table”):

Maximum Allowable Variance from Accepted Purchase Order Quantities/Shipment Dates

# of Days before Shipment Date on PO	Allowable Quarterly Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
0-45	0%	0%	0
46-90	15%	15%	30 days

Any decrease in quantity is considered a cancellation only of the decreased quantity, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the terms of Section 7.3 below. Any purchase order quantities increased or rescheduled pursuant to this Section 7.2 (a) may not be subsequently increased or rescheduled without the approval of Cadence, provided that Cadence will use good faith, commercially reasonable efforts to accommodate any subsequent increase or rescheduling. Any reschedules extending shipment dates outside of the Flexibility Table Maximum Reschedule Period require Cadence's prior written approval.

(b) Cadence will use good faith and commercially reasonable efforts to meet any quantity increases and rescheduling within the Flexibility Table and, subject to Materials and capacity availability, to meet any requests for quantity increases and rescheduling outside the Flexibility Table. All reschedules or quantity increases outside of the Flexibility Table require Cadence’s approval, provided that Cadence will use good faith, commercially reasonable efforts to accommodate any rescheduling or quantity-increase requests. If Cadence would incur additional costs by agreeing to accept a reschedule that moves a delivery date sooner or an increase in quantities in excess of the Flexibility Table, Cadence will inform Alimera for Alimera’s written acceptance and approval prior to implementing such reschedule or increase.

(c) Any delays in the normal production or interruption in the workflow process caused by Alimera's changes to the Specifications will be considered a reschedule of any affected purchase orders for purposes of this Section 7.2 for the period of such delay.

7.3.Cancellation of Orders.

Cancellation of all or any portion of the Product quantity of an accepted purchase order requires Cadence’s prior written approval, which it may or may not grant in its sole discretion.

8.Product Acceptance.

8.1 Alimera will inspect and accept or reject the Products delivered by Cadence within thirty (30) days of receipt at the “ship to” location on the applicable purchase order. If Products do not comply with the express limited warranty set forth in Section 10.1, Alimera has the right to reject such Products. Products not rejected will be deemed accepted. Alimera may return defective Products, freight collect, after completing a failure report and obtaining a return material authorization number from Cadence to be displayed on the shipping container. Rejected Products will be promptly repaired or replaced at Cadence’s option and at Cadence’s sole cost and returned freight pre-paid. Following delivery of replacement Product, Alimera shall inspect and accept or

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reject the Product in accordance with the procedures above. Alimera shall bear all risk and all costs and expenses associated with Products that have been returned to Cadence for which there is no defect found. The parties will attempt to resolve any dispute regarding whether any Products comply with the express limited warranty set forth in Section 10.1, and if the parties cannot resolve such dispute after good faith negotiations, the dispute will be resolved in accordance with Section 18.7.

9.	Product Recalls and Returns

9.1 In the event that any Product defect or any governmental action attributable to a Product defect requires a Product Recall in Alimera’s reasonable judgment or as directed by a relevant regulatory authority, Alimera shall promptly provide verbal notification to Cadence (followed by a written notification), and the Parties shall cooperate fully in the investigation of the problem. To the extent that the Recall results from a breach by Cadence of its express limited warranty set forth in Section 10.1, then, in addition to Cadence’s obligation to repair or replace any such Products, Cadence shall reimburse Alimera for documented out-of-pocket administrative costs and expenses incurred in conducting such Recall.

10.	Representations and Warranties.

10.1Express Limited Warranty. This Section 10.1 sets forth Cadence’s warranty with respect to the Product and Alimera's remedies with respect to a breach by Cadence of such warranty.

(a) Cadence warrants that the Products (i) will be manufactured in compliance with the applicable laws of the country in which the Product is manufactured, (ii) will be manufactured in compliance with Current Good Manufacturing Practices (“cGMP”), (iii) will be manufactured in accordance with the applicable Specifications and the Alimera - Cadence Quality Agreement, (iv) will be free from defects in workmanship, and (v) shall incorporate Materials tested in accordance with the Specifications, in each case for a period of three hundred and sixty-five (365) days from the date of shipment. In addition, Cadence warrants that Production Materials comply with applicable Environmental Regulations.

(b) This express limited warranty does not apply to (i) Materials (except as set forth in Section 10.1 (a)(v)); (ii) defects resulting from the Specifications or Product design; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Alimera; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Alimera, or (vi) the compliance of Materials or Products with any Environmental Regulations.

(c) Upon any failure of a Product to comply with the express limited warranty set forth in this Section 10.1, Cadence shall promptly repair or replace such Product and return the same to Alimera, freight prepaid, in accordance with the terms and conditions of Section 8. This Section 10.1 shall not affect (i) Cadence’s indemnification obligations set forth in Section 14.1, (ii) Alimera’s right to terminate this Agreement as set forth in Section 5.2, (iii) Cadence’s obligations with respect to Recalls as set forth in Section 9, or (iv) Alimera’s right to seek refund of amounts paid for any defective Product in the event that Cadence does not repair or replace such defective Product in accordance with this subsection 10.1(c) and Section 8.

10.2Cadence represents and warrants that it is a corporation duly organized, validly existing

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and in good standing under the laws of its incorporating jurisdiction and has all requisite power and authority to enter into this Agreement.

10.3Cadence represents and warrants that its execution, delivery and performance of this Agreement, including any product, service or documentation provided by Cadence to Alimera in connection with this Agreement, shall

(a)not conflict with, or result in a material breach of any material agreement, judgment or court decree by which Cadence is bound;

(b)to Cadence's knowledge, not be subject to any actual or threatened third party rights (by way of example, infringe third party patents, be the subject of a copyright assertion, or require a license to or from third parties);

(c)to Cadence’s knowledge, fully comply with all applicable federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, and regulations and the rights of third parties established by such laws in the United States.

10.4Cadence represents and warrants that it currently has, or prior to the commencement of Manufacturing Services, will obtain, pay for, and maintain any and all licenses, permits, inspections, fees, and qualifications required to perform the Manufacturing Services. In addition, if the Manufacturing Services are to be performed on Alimera's premises, Cadence represents and warrants that Cadence will comply with all applicable safety laws and Alimera's then-current safety and other applicable regulations. Cadence shall not use Alimera's facilities and resources for anyone's benefit other than Alimera.

10.5Cadence represents and warrants to Alimera that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect Cadence's (i) ability to enter into this Agreement; or (ii) the performance of its obligations hereunder.

10.6Cadence represents and warrants that to the extent the performance of the Manufacturing Services hereunder require Cadence's presence during surgery or any other procedure, Cadence will obtain any and all proper authorizations from the medical treatment facility, and that Cadence will not offer any patient care or treatment, or medical or nursing assistance while performing Manufacturing Services under this Agreement.

11.	Independent Contractor.

11.1Relationship of the Parties. Cadence will perform this Agreement as an independent contractor, and this Agreement will not be construed to create between the Parties the relationship of principal and agent, joint-ventures, co-partners, employer and employee, franchiser and franchisee or any other similar relationship, the existence of which is expressly denied by each Party. Cadence will conduct its business under its own name as an independent contractor and is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of Alimera. Any person employed by Cadence to perform hereunder will not be deemed to be an employee of Alimera, and Cadence and his/her suppliers, subcontractors, agents or representatives will not be, or represent themselves to be, officers, employees, agents or representatives of Alimera and will not bind, or attempt

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to bind, Alimera to any agreement, liability or obligation of any nature. No person employed by Cadence or engaged by Cadence as a subcontractor shall have any claim to any benefit offered by Alimera to any of its own employees. During the term of this Agreement and for a period of two (2) years thereafter, neither party shall solicit, hire, employ, or contract with, either directly or indirectly, any employee of the other party without such party’s consent.

11.2Right to Direct Manufacturing Services.  Except as otherwise set forth in this Agreement, Alimera will have no right to control the manner, means, or method by which Cadence performs the Manufacturing Services called for by this Agreement. Rather, Alimera will be entitled only to direct Cadence with respect to the elements of Manufacturing Services to be performed by Cadence and the results to be derived by Alimera and to review and assess the performance of such Manufacturing Services by Cadence for the limited purposes of assuring that such Manufacturing Services have been performed pursuant to the Specifications.

12.	Insurance. Cadence will carry and provide certificates of insurance with Alimera shown as a certificate holder of the following insurance coverage during the term of this Agreement:
a.

Worker's compensation insurance with limits as required by the laws of the state in which work is being performed and Employer's Liability insurance with a limit of at least one million ($1,000,000) per accident;

b.	Commercial general liability and product liability insurance with limits of at least two million dollars ($2,000,000) for each occurrence and two million dollars ($2,000,000) annual aggregate;
c.	Automobile liability insurance with a combined single limit of at least one million dollars ($1,000,000) per accident;
d.

Employee theft & dishonesty (i.e., fidelity) insurance coverage with a limit of at least one million dollars ($1,000,000) for claims arising from fraudulent or dishonest acts on the part of any Cadence employee or subcontractor and Cadence providing services under this Agreement;

e.	Errors and omissions (i.e., professional) liability insurance coverage with a limit of at least two million dollars ($2,000,000) for each occurrence.

13.	Governmental Requirements, Inspections and Reporting.

13.1Governmental Communications. Cadence may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Manufacturing Site generally and non-Product-specific manufacturing operations.

13.2Records and Accounting by Cadence. Cadence shall keep records of the manufacture, testing and shipping of the Products in accordance with the Quality Agreement and cGMP requirements.

13.3Inspection. During the term of this Agreement and for five (5) years thereafter, Alimera may inspect Cadence’s reports and records relating to this Agreement, including without limitation reports and records relating to the invoices issued hereunder, during normal business hours upon reasonable advance notice. A Cadence representative may be present during any such inspection.

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13.4Notification of Regulatory Inspections. Cadence’s interactions and correspondences with relevant regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”), in connection with this Agreement shall be handled in accordance with the Quality Agreement.

13.5Reports. Cadence will promptly supply, as requested by Alimera, all Product data in its control, including complaint test results, and all investigations (in manufacturing, testing and storage), that Alimera reasonably requires in order to complete any filing under any applicable regulatory regime.

13.6Regulatory Filings. Alimera shall have the sole responsibility for filing all documents with all regulatory authorities and taking any other actions that may be required for the receipt and maintenance of regulatory authority approval for the commercial manufacture of the Products.

14.	Indemnification.

14.1Indemnification by Cadence.  Cadence agrees to defend, indemnify, and hold harmless Alimera, its Affiliates, and its and their respective officers, directors, employees, and agents (the “Alimera Indemnitees”) from and against any and all costs, claims, losses, expenses, or liabilities (including legal costs and reasonable attorney's fees) (“Claims”) to the extent arising out of or resulting from (a) Cadence's performance of Manufacturing Services; (b) Cadence's breach of its obligations under this Agreement; or (c) the negligence of Cadence, its officers, employees, agents, and representatives in the performance of its or their obligations under this Agreement. Cadence’s obligation to indemnify the Alimera Indemnitees under this Section expressly includes any and all third-party Claims to the extent arising out of or related to

(a)Any actual injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Cadence to Alimera under this Agreement, but solely to the extent such injury or damage has been caused by the breach by Cadence of its warranties set forth in this Agreement; or

(b)Any knowing infringement of intellectual property rights of a third party, but solely to the extent such infringement is caused by a process that Cadence uses to manufacture, assemble, or test the Products.

14.2Indemnification by Alimera.  Alimera agrees to defend, indemnify and hold harmless Cadence, its Affiliates, and its and their respective officer, directors, employees, and agents (the “Cadence Indemnitees”), from and against any and all Claims to the extent arising out of or relating to (i) Alimera's breach of its obligations under this Agreement or (b) the negligence of Alimera, its officers, employees, agents and representatives. Alimera’s obligations to indemnify the Cadence Indemnitees under this Section expressly includes any and all third-party Claims to the extent arising out of or related to

(a)Any failure of any Product (and Materials contained therein) sold by Cadence to Alimera to comply with any safety standards or Environmental Regulations to the extent that such failure has not been caused by Cadence’s breach of its warranties set forth in this Agreement;

(b)Any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Cadence’s breach of its warranties set forth in this Agreement; or

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(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Cadence pursuant to Section 14.1(b) above.

14.3Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 14.1 (b) or 14.2 (c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 14, in addition to its indemnification obligations set forth in this Section 14, the indemnifying party's sole responsibility is, subject to Section 2.2, to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) without affecting the fit, form, function, or safety of the Product so that the Product or process (as applicable) is no longer subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then all accepted purchase orders and the current forecast will be considered cancelled, and Alimera shall purchase all Products and Materials Inventory at the indemnifying party’s cost. Any changes to any Products or process must be made in accordance with Section 2.2. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

15.

Confidentiality. Neither Party will disclose to any third party the terms of this Agreement (including prior drafts or summaries) or any other information provided by the other Party in connection with this Agreement, or created or acquired by either Party in performance of this Agreement, without the other Party's prior written approval. This paragraph shall not apply to information that (a) is lawfully received by either Party free of restriction from another source having the right to furnish the information free of restriction or (b) that either Party is required to disclose under applicable law, including a discovery request in a civil litigation, if the Party required to disclose first gives the other Party notice of the required disclosure and cooperates with the other Party, at the other Party's sole expense, in seeking reasonable protective arrangements with the party requiring disclosure. If information relating to the subject matter of this Agreement was disclosed prior to the Effective Date in accordance with a confidentiality agreement between Cadence and Alimera, then such information shall continue to be subject to the confidentiality agreement. Except as required by law, neither party, without the prior written consent of the other, will make any public announcement of this Agreement or regarding the fact that Cadence will manufacture or supply the Product(s).

16.	Intellectual Property.

16.1Alimera grants Cadence a non-exclusive, non-sublicensable, non-transferable (except to its Affiliates) license during the term of this Agreement to use Alimera’s patents, trade secrets, know-how, and other intellectual property, in each case solely to the extent necessary to perform Cadence’s obligations under this Agreement and solely to perform such obligations.

16.2Except as expressly set forth in Section 16.1, above, neither Party shall obtain any rights to the existing intellectual property rights of the other Party solely by reason of entering into this Agreement.

16.3Alimera shall have sole and exclusive ownership and all rights relating to any production or design specific to Product(s) manufactured by Cadence under this Agreement and improvements or

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modifications to the Product(s) or to the Alimera intellectual property, including patents, trade secrets and know-how, and to all inventions, data, developments, technology, processes, methods, improvements, information, materials, documents, records, data, specifications, plans, schematics, designs, drawings, prototypes, know how, goodwill and other intellectual property which are developed, made, conceived or reduced to practice specifically for Alimera or the Product(s) by Cadence or in connection with the Alimera know-how and Product(s) or which arise solely from the Manufacturing Services provided by Cadence hereunder for Alimera (collectively, the “Cadence Work for Hire”), and any and all improvements, modifications, enhancements to each of the foregoing, and all other information and materials relating thereto and the attendant intellectual property rights of any sort throughout the world, including, without limitation, rights in any patent, copyright, trademark, trade dress and trade name, in any related registrations and applications for registration, and in all trade secrets and know-how and goodwill related in any manner thereto and as a result of Cadence Work for Hire. Cadence shall maintain and make available to Alimera adequate and current written records of all Cadence Work for Hire and any other data that will enable any other person knowledgeable in the art of the subject to fully understand it and carry forward the work on it. Cadence hereby assigns to Alimera (or if assignment is not permitted by applicable law, waives enforcement of and grants to Alimera an exclusive, irrevocable, perpetual, worldwide, fully-paid, royalty-free license, with right to sublicense through multiple tiers of sublicenses) any and all interest of Cadence in the Cadence Work for Hire, including any intellectual property rights thereto.

Notwithstanding the foregoing, the Parties agree that the following does not constitute Cadence Work for Hire: (a) all rights, title and interests in all intellectual property made, generated or derived by Cadence (i) in the course of production or design not specific to a Product, or (ii) that is an improvement to Cadence’s procedure, process, technique or methodology for developing, manufacturing, testing, validating and/or finishing products generally that does not reveal, disclose, embed, embody, incorporate or use any of the Alimera intellectual property; and (b) all rights, title and interests in all intellectual property developed or acquired by Cadence (i) prior to the Effective Date of this Agreement, or (ii) after the Effective Date by or for Cadence independently outside of this Agreement.

16.4At Alimera’s request and expense, Cadence will cause its employees and agents to cooperate with and assist Alimera in confirming, recording, perfecting, obtaining, maintaining, protecting, defending and enforcing Alimera’s rights in the Cadence Work for Hire and any intellectual property rights thereto, including execution and delivery to Alimera of any necessary or useful documents and the taking of any other actions that Alimera may reasonably request. Alimera will reimburse Cadence for any reasonable out-of-pocket expenses actually incurred by Cadence in fulfilling its obligations under this Section 16.

17.

Additional Services.  Alimera may, at any time and in its sole discretion, request that Cadence respond to a request for proposal for services that are beyond the scope specified in this Agreement. In the event that Cadence agrees that it is able perform such additional services for Alimera, and Alimera elects to retain Cadence to perform such additional services, the Parties agree to amend this Agreement accordingly. Upon execution of any such amendment, the definition of the term "Manufacturing Services" shall be deemed amended to include the activities set forth in the amendment. All such additional Manufacturing Services shall be performed pursuant to the terms of this Agreement as amended.

18.	General Terms.

18.1In the event either Party is prevented from performing or is unable to perform any of its

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obligations under this Agreement due to any act of God, acts of government or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic or pandemic, destruction of production facilities, riot, insurrection, materials unavailability, or any other cause beyond the reasonable control of the Party that is unable to perform (collectively, a “Force Majeure”), and if the Party that is unable to perform has used commercially reasonable efforts to mitigate the effects of the Force Majeure and given prompt written notice to the other Party, then the Party that is unable to perform shall be excused from performance to the extent and for as long as such performance is prevented by the Force Majeure, provided that if such Party is prevented from performance by such Force Majeure for more than ninety (90) days, the other Party may terminate this Agreement on written notice to the Party prevented from performance by the Force Majeure.

18.2Neither Party may assign this Agreement without the prior written consent of the other Party, except that this Agreement and any rights or obligations under or interests in this Agreement by either Party may assigned and transferred automatically to any parent, subsidiary or Affiliate of such assigning Party, or to a third party in the event of the sale, reorganization or other transfer of substantially all of the assigning Party’s relevant business to the third party. A change in control of a Party shall be considered an automatic assignment of this Agreement to the new controlling entity for the purpose of determining the Parties' rights and obligations. All of the terms and provisions of this Agreement will be binding upon, will inure to the benefit of, and be enforceable by successors and assigns of the Parties to this Agreement.

18.3This Agreement will not confer any right or remedy upon any person other than the Parties hereto and their respective permitted successors and assigns.

18.4This Agreement and accepted purchase orders constitute the entire agreement between the Parties with respect to this subject matter, and any modification or amendments to this Agreement must be in writing and signed by both Parties.

18.5The terms "including," "by way of example" or any variation thereof means "including but not limited to" and "by way of example only and without limitation," respectively. This Agreement shall be fairly interpreted in accordance with its terms and without any presumption in favor of or against either Party regardless of the drafter. If any provision of this Agreement is deemed illegal, invalid or unenforceable, the requirements of the provision shall remain to the full extent permissible by law and the offending portions thereof shall be deemed replaced, to the extent possible, with a provision most closely reflecting the purpose of the offending provision.

18.6No right or remedy conferred in this Agreement is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy given now or existing in law or in equity or by statute. IN NO EVENT WILL EITHER PARTY BE LIABLE (WHETHER ARISING IN CONTRACT, TORT, WARRANTY OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS).

18.7The Parties will attempt to resolve all disputes arising out of or in connection with this Agreement through formal negotiation between senior executives of each Party prior to initiating any other dispute-resolution process, including prior to instituting any process before any court or other governmental authority. Within fifteen  (15) days of receipt of notice from a Party seeking to resolve a dispute, the Parties will meet at a mutually agreeable time and location, including through virtual means, to attempt to resolve the noticed dispute. It the Parties are unable to resolve the dispute within

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sixty (60) days of notice, either Party may seek alternative means of resolution, including initiating an appropriate process with a court or other governmental authority having jurisdiction. Nothing in this paragraph shall prevent a Party from seeking a preliminary injunction in an appropriate case while the Parties seek to resolve the related dispute.

18.8Any notice provided under this Agreement will be effective when received and must be given in writing and delivered in person or sent by overnight courier, by reputable express delivery or by registered or certified mail, return receipt requested, as follows:

If to Cadence:Cadence Inc.

9 Technology Drive

Staunton, VA  24401

Attn:  Head of Operations

If to the Alimera:Alimera Sciences, Inc.

6120 Windward Pkwy, Suite 290

Alpharetta, GA 30005

Attn: Head of Operations

Each Party may change its notice address information at any time by notice given in accordance with this Section.

18.9This Agreement will be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles. The Parties consent to the personal jurisdiction and venue of the state and federal courts covering the State of Delaware.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized corporate officers or representatives as of the date first above written.

ALIMERA SCIENCES, INC.CADENCE, INC.

By: _/s/ Philip John Ashman___________By: __/s/ Jeff Kelly_________________

Name: _Philip John Ashman___________Name: _Jeff Kelly__________________

Title: _Chief Operating Officer_________Title: _Vice President, Sales__________

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Exhibit 1:  Definitions

“Affiliate”

Shall mean means any corporation, company, partnership, joint venture or other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with the specified entity, for so long as such control exists.  For purposes of this definition only, “control” of a corporation, company, partnership, joint venture or other entity means the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such corporation, company, partnership, joint venture or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Approved Vendor List” or “AVL”	Shall mean the list of suppliers set forth in Exhibit 4 to this Agreement to provide the Materials specified in Exhibit 4.
“Confidential Information”

Shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory and (b) any other information that is (i) marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure or that (ii) is of such a nature that should be understood by a reasonable person to be confidential or proprietary.  Confidential Information does not include information (i) that the receiving party can prove it already rightfully knew without restriction at the time of receipt from the disclosing party; (ii) that has come into the public domain without breach of confidence by the receiving party; (iii) that was received from a third party without restrictions on its use or disclosure; (iv) that the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) to the extent the disclosing party agrees in writing that such information is free of the confidentiality restrictions and obligations in this Agreement.

“Current Good Manufacturing Practice” or “cGMP”

Shall mean current good manufacturing practices (cGMP), and current regulations and guidelines as described in (a) Part 820 (Quality System Regulation for Medical Devices) of Title 21 of the United States Code of Federal Regulations, (b) Annex 1 Essential Requirements of the Medical Device Directives 93/94/EEC, (c) ISO 13485 (Medical devices – Quality management systems – Requirements for regulatory purposes) and (d) ISO 14971 (Risk Management System), in each case, as may be amended from time to time.

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“Environmental Regulations”

Shall mean all applicable laws, regulations, requirements and rules relating to hazardous pollutants, hazardous substances and waste including, without limitation, those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

“Inventory”	Shall mean any Materials that are used to manufacture Products that are ordered pursuant to a Firm Order from Alimera.
“Product”	Shall have the meaning set forth in Exhibit 2.
“Production Materials”

Shall mean materials that are consumed in the production processes to manufacture Products including without limitation, UV adhesive, labels, and glue.  Production Materials do not include any such materials that have been specified by the Alimera in the bill of materials, in the Specifications or any Materials provided by an Alimera-Designated Supplier.

“Quality Agreement”	Shall mean the agreement setting out the quality assurance standards to be applicable to the Manufacturing Services performed by Cadence.
“Recall”

Shall mean any action (a) by Alimera to recover title to or possession of quantities of defective Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of defective Products from the market); or (b) by any regulatory authorities to detain or destroy any defective Products.

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Exhibit 2:  Products

“Product” shall mean Alimera Guideshaft & Handpiece Sub-Assemblies which are later assembled into the finished drug product ILUVIEN® 190 micrograms intravitreal implant in applicator at the drug contract manufacturing site, Alliance Medical Products (d.b.a. Siegfried Irvine).  As provided in Section 7 of the Agreement, Cadence will manufacture and arrange delivery of the following Products:

Alimera Product Number	Description
ALR-52100	Handpiece
ALR-52102	Guideshaft

Product will be manufactured by Cadence per Alimera-approved Design Specifications & Drawings.

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Exhibit 3:  Fees List

Pricing originates from Cadence Quote Q001878-4 (Issued 23rd July 2020).  Changes in pricing is subject to Section 4 of this Agreement.

Pricing for Flex Transferred Components (Production-A Builds)

Estimated Total Order Quantity*	Product Number	Description	Unit Price
[***]	ALR-52100	Handpiece	[***]
[***]	ALR-52102	Guideshaft	[***]

* Total Quantity of [***] is an estimate of the total number of units that are able to be produced using the Excess & Obsolete (E&O) Component Inventory transferring from Flex to Cadence following Assembly Line Decommissioning.  It is understood by both Cadence and Alimera that the Total Order Quantity for Production-A Builds may be lower following final Flex E&O Inventory Counts and following Cadence Qualification Activities.

Routine Production**

Price Tiers based on Quantity Ordered per Rolling 12-Month Forecast	Product Number	Description	Unit Price
[***]	ALR-52100	Handpiece	[***]
[***]	ALR-52100	Handpiece	[***]
[***]	ALR-52100	Handpiece	[***]

[***]	ALR-52102	Guideshaft	[***]
[***]	ALR-52102	Guideshaft	[***]
[***]	ALR-52102	Guideshaft	[***]

**Pricing for Cadence Qualified Components – [***] (Production-C Builds)

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Exhibit 4:  Approved Vendor List

Alimera-Designated Supplier for Qualification & Production-A Builds:

Supplier	Description of Component or Service
[***]	Injection Molded Components, Pad Printing
[***]	Flat Spring

Alimera Approved Vendor List per ILUVIEN Dossier/NDA File:

Supplier	Description of Component or Service
[***]	Injection Molded Components, Pad Printing
[***]	Flat Spring
[***]	Needle, Needle Stop, Core Wire, Wire Guide Tube
[***]	UV Adhesive

All other suppliers, components, and materials listed in the Bill of Materials must be approved by Alimera and qualified prior to use by Cadence.

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Title:	Supplier Quality Agreement

This Supplier Quality Agreement (the “Agreement”) is entered into by and between Alimera Sciences Inc. which includes its subsidiaries and affiliates (collectively Alimera), a company located at 6120 Windward Parkway, Alpharetta, GA 30040 and Cadence Device, a company located at 250 W. Kensinger Dr., Suite 400, Cranberry Township, PA 16066.

INTRODUCTION

Quality Policy & Objectives

Our goal is to improve the quality of life for the patients we serve. Alimera Sciences is committed to providing safe, effective, high-quality, innovative products that meet or exceed our customer’s expectations for use in the treatment of eye disease. We achieve this by maintaining effective quality management and drug safety systems, complying with all regulatory requirements of the regions we operate in, and continuously improving our products and performance.

Alimera Sciences will provide high-quality products with the lowest risk to patients:

•	Maintain adequate stock for all regions we supply
•	Complete all Adverse Event and Technical Complaint investigations in a timely manner
•	Ensure full compliance with all regulatory requirements

We will maintain and continuously improve the effectiveness of the quality management system:

•	Conduct periodic Quality Management System reviews with senior management
•	Monitor and continuously improve distributor and supplier performance
•	Ensure employees are appropriately trained regarding GMP and GDP regulations and requirements

Purpose

The purpose of this “Agreement” is to support our quality policy and quality objectives by defining the terms for which externally provided processes, products, and services (collectively “Product”) will be established, controlled, and maintained for the manufacturing, subcontracting, and distributing of “Product” for Alimera.  Per FDA regulation (21 CFR 820) requirements, Alimera is required to control external providers (collectively “Suppliers”) of “Product” to ensure conformance to Alimera’s defined specifications and all regulatory requirements applicable to the intended use of the “Product” provided.  Since Alimera depends on its suppliers to provide compliant “Product” (including record creation, record maintenance, record transmission, raw materials, components, sub-assemblies, assemblies, storage, handling, labeling,

Title:	Supplier Quality Agreement

packaging, transport, etc.), mutual cooperation and agreement in implementing the quality requirements established within this “Agreement” is essential.

Scope

This agreement applies to all externally provided processes, products, and services for Alimera.  The scope of this agreement is intended to ensure initial and on-going production orders are adequately planned and appropriate controls are established based on the risk of the “Product” provided.

NORMATIVE REFERENCES

Quality Management System Regulations

FDA 21 CFR Part 820 – Quality System Regulation – Medical Devices Current Good Manufacturing Practices

Quality Management System Requirements

ISO 13485 – Medical devices – Quality management systems – Requirements for regulatory purposes

Quality Management System Requirements

Annex 1 Essential Requirements of the Medical Device Directives 93/94/EEC

Risk Management

ISO 14971 – Risk Management System

DEFINITIONS

General

Establish – Define, document, implement, & maintain [FDA 21 CFR Part 820]

Lot or Batch – One or more components or finished devices that consist of a single type, model, class, size, composition, or software version that are manufactured under essentially the same conditions and that are intended to have uniform characteristics and quality within specified limits [FDA 21 CFR Part 820].

Notified Body – In the European Union, is an entity that has been accredited by a Member State to assess whether a product to be placed on the market meets certain preordained standards.

Process Validation – Establishing by objective evidence that a process consistently produces a result or product meeting its predetermined requirements [FDA 21 CFR Part 820].

Regulatory Requirement – all applicable domestic and foreign federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, guidelines and regulations, applicable to the “Supplier” and the “Product” provided under “Agreement” including but not limited to requirements for labeling, re-labeling, packaging, manufacturing, processing, assembly, record creation, record

Title:	Supplier Quality Agreement

retention, record modification, record transmission (including by electronic means), storage, handling, and transport of “Product”.

Special Process – Any process for production and service provision where the resulting output cannot be verified by subsequent monitoring and measurement.

Specification – Any requirement with which a product, process, service, or other activity must conform [FDA 21 CFR Part 820].

Validation – Establishing by objective evidence that the particular requirements for a specific intended use can be consistently fulfilled [FDA 21 CFR Part 820].

Verification – Confirmation by examination and provision of objective evidence that the specified requirements have been fulfilled [FDA 21 CFR Part 820].

Definition of Responsibilities

Approve – Approval is required prior to implementation of requirement.

Audit – Requirement is assessed through objective evidence and may be subject of a formal audit.

Evaluate – Requirement is assessed through interactions and may be subject of a formal evaluation.

Responsible – Onus is on the identified party to meet this requirement.

Review – Requirement to be reviewed upon submission of evidence and feedback provided, as appropriate.

Submit – Written notification or submission of evidence to meet requirement shall be provided.

AGREEMENT

See listed requirements and mutual responsibilities in table below.

Clause ID	Requirement	Responsibility Summary		Applicable if for the following intended “Product” Sector(s):
		Alimera	Cadence
4.01	General requirements
4.01.01

Cadence shall establish a certified quality management system (QMS) by an accredited registrar and maintain its effectiveness in accordance with the requirements of an International Standard (ISO), all applicable regulatory requirements, and any agreed upon requirement made between Alimera and Cadence.

		Audit	Responsible	All

Title:	Supplier Quality Agreement

4.01.02

Cadence shall be responsible for registering facilities and/or "Product" provided to Alimera with the appropriate regulatory agency or agencies and for maintaining required registration(s), accreditation(s), and/or license(s) with each agency per applicable regulation requirements.

		Audit	Responsible	Medical
4.01.03

Cadence shall be aware of the intended sector of the “Product” provided and agrees to implement appropriate quality system controls to ensure “Product” provided meets sector specific regulatory requirements and sector specific requirements defined within this agreement.

Note: “Cadence” provides Guideshaft and Handpieces which are considered sub-components of the container closure per Alimera’s Dossier/NDA.

		Responsible	Responsible	All
4.01.04

Cadence shall provide a copy of the supplier’s certificate(s) of registration(s), accreditation(s), and/or license(s) of its QMS standards, regulatory listings, or any other applicable certificate requested by Alimera.

		Review	Submit	All
4.01.05	Subsequent updates to requested certificates must also be provided to Alimera when received by Cadence.	Review	Submit	All
4.01.06	Cadence shall communicate any change to the supplier’s QMS or regulatory registration status without undue delay to Alimera’s Quality Assurance (QA) representative.	Review	Submit	All
4.01.07

Cadence shall cooperate with Alimera to accomplish Supplier Quality and performance evaluations at Alimera’s request including allowing Alimera representative(s) to perform an on-site audit of the Supplier’s quality systems and processes.

Note: Per ISO and regulatory requirements, Alimera is required to evaluate its supplier’s procedures and processes to ensure that all products and services received conform to the specified requirements.

		Evaluate	Responsible	All
4.01.08

Cadence shall allow Alimera access to review and inspect processes, equipment, and facilities used in or in relation to the production, manufacturing, packaging, testing, labeling, storing and distribution of the “Product” provided, including reports, records, and any supporting documents.

Note: Frequency of audits may be conducted as required by Alimera’s internal Quality requirements.  An audit may be requested immediately if Supplier Quality issues are identified.

		Evaluate	Responsible	All

Title:	Supplier Quality Agreement

4.01.09

Cadence agrees the US Food and Drug Administration (FDA), Notified Bodies, and other Authorities, shall have access to and the right to inspect or audit any pertinent “Product” design, manufacturing, or quality processes, and associated documentation or records, and Cadence may specifically be subject to scheduled or unannounced audits (per EU Recommendation 2013/473/EU).

		Evaluate	Responsible	Medical
4.01.10

During unannounced audits, Cadence shall allow Notified Bodies to witness the testing of “Product” samples, and/or if requested, provide samples of “Product” for independent testing by the Notified Bodies.

		Evaluate	Responsible	Medical
4.02	Control of Records
4.02.01	Cadence shall establish and maintain a control of records procedure which conforms to the requirements defined within this agreement and any applicable sector specific ISO QMS requirements.	Audit	Responsible	All
4.02.02	Cadence shall establish and maintain requirements for Good Documentation Practice (GDP). Note: Guidance on GDP can be referred to in ISO 13485:2016 – Medical Devices – A practical guide.	Audit	Responsible	Medical
4.02.03

Cadence shall retain all required quality records related to each unique "Product" provided to Alimera for the life of the product + 5 years. Validation records associated with the Product will be retained indefinitely until termination of the Master Supply Agreement (MSA), at which time such records will be transferred to Alimera.  Cadence shall provide a schedule of destruction for each lots’ production records annually.  Alimera reserves the right to request records to be shipped prior to destruction.  If the termination of the MSA occurs before the expiration of the retention period then Cadence will turn over all of the remaining records to Alimera.

		Audit	Responsible	All
4.02.04	…and discarded only after written approval has been received by Alimera.	Approve	Submit	All
4.02.05

As applicable, required records shall include; but are not limited to:

a)

QMS records:

•

Obsolete QMS documents (i.e. Quality Manuals, Procedures, Work Instructions, Forms, externally controlled documents, etc.)

•

	Regulatory compliance records.	Audit	Responsible	All
4.02.07	b) Training records: • Quality system training records • Process or product specific training records	Audit	Responsible	All

Title:	Supplier Quality Agreement

4.02.10	c) Design and development records: • Design and development input, output, and review • Design validation • Design and development transfer • Design change	Audit	Responsible	All
4.02.11	d) Engineering or process change control records: • Product specification change approvals • Process equipment, method, or parameter change approvals	Audit	Responsible	All
4.02.12

e)

Purchasing records:

•

Purchase orders, drawings, specifications, terms, and agreements

•

Material certifications for each purchased material lot

•

Inspection reports, Certificate of Conformance (COC), and/or Certificate of Analysis (COA) for subcontracted “Product”

•

	Incoming inspection results for purchased “Product”	Audit	Responsible	All
4.02.13

f)

Production and service provision records (batch, device history records (DHR)):

•

“Product” traceability and lot identification records

•

Date of product manufacture or service

•

Quantity of product manufactured or serviced

•

Quantity approved for distribution

•

Process and software validation records

•

Installation and servicing records

•

Calibration and measuring equipment adjustment records

•

Test and inspection results for manufactured product

•

Statistical Process Control (SPC) charts for Critical-to-Quality (CTQ) process parameters and/or product specifications

•

In-process inspection logs and/or charts for process parameters and/or product specifications

•

Final inspection results for “Product” provided.

•

	Certificate of Compliance for “Product” provided	Audit	Responsible	All

Title:	Supplier Quality Agreement

4.02.14

g)

Monitoring, Performance, and Improvement records:

•

Customer feedback and handling

•

Internal audit

•

Non-conforming product, concession justification, and rework

•

Analysis of data

•

Corrective action and investigation

•

	Preventative action and investigation	Audit	Responsible	All
4.03	Responsibility and authority
4.03.01	Cadence shall assign a quality representative for the duration of this agreement and this individual shall be responsible for overseeing “Supplier” activities that impact Alimera’s “Product”.	Evaluate	Responsible	All
4.04	Human resources
4.04.01	Cadence shall ensure that personnel performing work affecting product quality (including temporary employees) shall be competent on the basis of appropriate education, training, skills and experience.	Evaluate	Responsible	All
4.04.02	Cadence shall document the process(es) for establishing competence, providing needed training, and ensuring awareness of personnel.	Audit	Responsible	Medical
4.04.03	These process(es) shall consider intended sector of “Product” and applicable sector specific international standard(s) (e.g. ISO 13485) and/or regulatory (e.g. 21 CFR 820.25) requirements.	Audit	Responsible	Medical
4.04.04	As part of their training, personnel shall be made aware of "Product" defects and potential failure modes which may occur from the improper performance of their job responsibilities.	Audit	Responsible	Medical
4.05	Work environment
4.05.01	Cadence shall document the requirements for the work environment needed to achieve conformity to product requirements.	Audit	Responsible	All
4.05.02

If the conditions for the work environment can have an adverse effect on "Product" quality and intended use, Cadence shall document the requirements for the work environment and the procedures to monitor and control the work environment.

		Audit	Responsible	Medical
4.05.03	Where "Product" is handled, stored, labeled, or otherwise processed, Cadence shall maintain a work environment that is orderly and suitably designed to meet the "Product" requirements.	Audit	Responsible	All

Title:	Supplier Quality Agreement

4.05.04

Cadence shall document requirements for health, cleanliness and clothing of personnel if contact between such personnel and the product or work environment could affect "Product" safety or performance;

		Audit	Responsible	All
4.05.05	Cadence shall maintain controlled and secured access to all facilities it uses to process, package, test, label, and store "Product".	Audit	Responsible	All
4.06	Contamination control
4.06.01

As appropriate, Cadence shall plan and document arrangements for the control of contaminated or potentially contaminated product (e.g. chemical, microbial substance, etc.) in order to prevent contamination of the work environment, personnel, or product.

Note: Contamination controls include, but are not limited to: Sanitation practices of personnel, clean room clothing controls, designated areas for eating, drinking, and smoking; use and removal of hazardous substances; and pest control respecting use and removal of insecticides, rodenticides, or other such substances to prevent any adverse effect on the Quality of the Product.

		Audit	Responsible	Medical
4.08	Review of requirements related to product (“Contract review”)
4.08.01

Cadence shall review the requirements related to the “Product” provided, enquire about intended use, and ensure that all applicable sector specific “Cadence” and regulatory requirements are met, and the organization has the ability to meet defined requirements prior to acceptance of Alimera’s purchase order (PO).

		Audit	Responsible	All
4.08.02	Cadence shall comply with “Product” specifications provided to Alimera, either by purchase order, subsequent drawing, or referenced specification.	Audit	Responsible	All
4.08.03	Cadence shall agree to the terms of Alimera’s PO, and confirm “Product” quantity, pricing and firm delivery dates by submission of an order acknowledgment.	Review	Submit	All
4.09	Change & Deviation Control
4.09.01

Cadence shall implement no change or deviation which may affect “Product” specifications.  This includes specified purchase requirements, processes, control plans, sub-contractors, or any other change that may have an adverse effect on downstream processes or finished product, without having obtained written authorization from Alimera.

Note: A change is defined as a difference in methods, process, or specifications beyond normal maintenance, adjustment, or calibration.

		Audit	Responsible	All

Title:	Supplier Quality Agreement

4.09.02

This requirement applies to, but is not limited to, the following (if in doubt, please ask);

"

Subcontractors

"

Material / Specifications / Product Drawings

"

Product physical or chemical properties

"

Nomenclature or part number

"

Process flow changes / control plan changes

"

Manufacturing method

"

Manufacturing location or equipment changes

"

Machine relocation

"

Preventative maintenance plans for Alimera Sciences, Inc. owned assets

"

Measurement and testing methods

"

Fixturing method or design

"

Data or production controls reported to the customer

"

Packaging, test, labeling, or storage method

"

	Any process deviation.	Audit	Responsible	All
4.09.03	Cadence shall not transfer any operation for the Product to third parties or other sites or facilities without the prior written agreement.	Audit	Responsible	All
4.09.04

Regardless of the effect on form, fit, or function, Cadence will notify Alimera of any intended change to regulatory status/licenses/registrations, approved Suppliers, approved materials, manufacturing location, manufacturing/assembly process, inspection and test procedures, and packaging and storage procedures with respect to the Product, prior to implementing the change.  Cadence will provide notification and submit the request using Alimera’s Change Request Form.  Alimera will evaluate the intended change to determine the significance of the change and the appropriate regulatory action, if any.  Changes and date of implementation must be approved by Alimera prior to implementation.

		Approve	Submit	All
4.09.05

When “Product” requirements are approved by Alimera and changed, the organization shall ensure that relevant documents are amended and that relevant personnel are made aware of the changed requirements.

		Audit	Responsible	All
4.10	Purchasing process
4.10.01	Cadence shall establish criteria for the evaluation and selection of its suppliers.	Audit	Responsible	All
4.10.02

Cadence shall ensure that all laboratories used for conducting tests related to manufacture, packaging, testing, labeling, or storing the "Product" are compliant with the Good Laboratory Practices (GLP) and are qualified in all of the methodology associated with the "Product".

		Audit	Responsible	All

Title:	Supplier Quality Agreement

4.10.03	Cadence shall plan the monitoring and re-evaluation of suppliers.	Audit	Responsible	All
4.10.04	Records of the results of evaluation, selection, monitoring and re-evaluation of supplier capability or performance and any necessary actions arising from these activities shall be maintained.	Audit	Responsible	All
4.10.05

Upon Alimera’s request, Cadence shall facilitate Alimera access to any supplier facility where "Product" will be manufactured, packaged, tested, labeled, stored, or otherwise processed for an on-site audit of quality management system and/or process requirements.

		Evaluate	Responsible	All
4.11	Validation of processes for production and service provisions
4.11.01

Cadence shall document procedures for validation of processes which conform to applicable sector specific ISO QMS requirements for the intended sector of the product or service provided (e.g. Medical Device – ISO 13485).

Note: For any “special process” performed on a product which is intended to be used for a medical device, the IQ, OQ, PQ process validation method is preferred.   For guidance on the application of this method refer to ISO 13485:2016 – Medical devices – A practical guide.

		Audit	Responsible	Medical
4.12	Identification
4.12.01	Cadence shall document procedures for product identification and identify product by suitable means throughout product realization.	Audit	Responsible	All
4.12.02	Cadence shall assign a unique supplier lot ID for each batch of product…	Audit	Responsible	All
4.12.03	…and clearly identify the product and/or its packaging with this ID.	Audit	Responsible	All
4.12.04	Cadence shall ensure that “Product” lots or sub-lots are never mixed.	Audit	Responsible	All
4.13	Traceability
4.13.01	Cadence shall document procedures for traceability.	Audit	Responsible	All
4.13.02	These procedures shall define the extent of traceability in accordance with applicable regulatory requirements and the records to be maintained.	Audit	Responsible	All
4.13.03	Cadence shall ensure that the unique supplier lot ID is traceable to the Cadence purchase order requirements.	Audit	Responsible	All
4.13.04	Cadence shall include the unique supplier lot ID on all other required traceability records.	Audit	Responsible	All

Title:	Supplier Quality Agreement

4.13.05

Cadence shall submit a Certificate of Compliance (COC) with each shipment and with sufficient information to trace shipment back to the raw material source, subsequent testing, chemical analysis, and/or mechanical property performance results.

		Review	Submit	All
4.16	Complaint Handling
4.16.01	Cadence shall document procedures for timely complaint handling in accordance with applicable sector ISO and regulatory requirements.	Audit	Responsible	All
4.16.02	If any complaint is not investigated, justification shall be documented.	Audit	Responsible	Medical
4.16.03	Cadence shall investigate complaints if requested to do so by Alimera.	Evaluate	Responsible	All
4.16.04	Cadence shall submit an investigation report and action plan to Alimera within ten (10) business days after Alimera’s request for an investigation, unless otherwise agreed in writing by Alimera.	Review	Submit	All
4.16.05	Cadence shall record all actions taken, verification of the effectiveness of all actions taken, and any deviations to original action plan submitted to Alimera.	Audit	Responsible	All
4.16.06	Cadence shall submit objective evidence of actions taken, including evidence of implementation and verification of effectiveness when requested by Alimera.	Review	Submit	All
4.15	Reporting to regulatory authorities (and Alimera)
4.15.01

If applicable regulatory requirements require notification of complaints that meet specified reporting criteria of adverse events or issuance of advisory notice, the organization shall document procedures for providing notification to the appropriate regulatory authorities and Alimera.

		Responsible	Audit	All
4.15.02

If Cadence is issued a warning from a regulatory body related to the Quality Management System or Alimera Sciences, Inc. Product/Process, Cadence shall contact Alimera’s QA Department within one (1) business day…

		Audit	Submit	All
4.15.03	…and forward a copy of the document to Alimera within two (2) business days.	Review	Submit	All
4.15.04	Cadence shall notify Alimera within one (1) business day if Cadence recalls or places a hold on any component that Alimera distributes.	Audit	Submit	All
4.16	Monitor and measurement of processes
4.16.01	Cadence shall apply suitable methods for monitoring and measurement of validated processes and…	Audit	Responsible	All
4.16.02	…records shall be maintained.	Audit	Responsible	All

Title:	Supplier Quality Agreement

4.17	Monitor and measurement of product
4.17.01	All inspection, measuring, and testing conducted by Cadence shall be in accordance with defined requirements,…	Audit	Responsible	All
4.17.02	…utilize only calibrated instruments and equipment…	Audit	Responsible	All
4.17.03	…and Cadence must maintain calibration records for review.	Audit	Responsible	All
4.18	Control of Nonconforming product
4.18.01	If Cadence suspects non-conforming product has been or may have been shipped to Alimera’s CMO, Cadence shall contact Alimera’s QA Department within one (1) business day.	Review	Submit	All
4.19	Rework
4.19.01	The organization shall perform rework in accordance with documented procedures that takes into account the potential adverse effect of the rework on the product.	Audit	Responsible	Medical
4.19.02	These procedures shall undergo the same review and approval as the original procedure.	Audit	Responsible	Medical
4.19.03	Cadence shall not plan or perform any rework or repair activities, including repackaging or relabeling, related to any nonconforming "Product" without prior written permission from Alimera	Approve	Submit	Medical
4.19.04	After the completion of rework, product shall be verified to ensure that it meets applicable acceptance criteria and regulatory requirements.	Audit	Responsible	Medical
4.19.05	Records of rework shall be maintained.	Audit	Responsible	Medical
4.20	Improvement
4.20.01

Cadence shall establish and maintain a corrective and preventative action procedure which conforms to the requirements defined within this agreement and any applicable sector specific ISO QMS or regulatory requirement.

Note: This process should include a disciplined approach for containment of affected product, determining the root cause of the problem, developing an appropriate action plan, including implementing planned solutions in a timely manner, and verifying the effectiveness of the actions taken.

		Audit	Responsible	All
4.20.02	Corrective and preventative action records shall be retained and shall be made available upon request by Alimera.	Audit	Responsible	All

Title:	Supplier Quality Agreement

Exception(s) or Amendment(s)

Cadence requires the following exception(s) or amendment(s) to each referenced clause listed below.

Supplier Quality Agreement Review and Approval Authorities

Role	Print Name	Signature	Date
Cadence Quality Manager
Cadence Operations Manager
Alimera Sciences Director of Manufacturing[1]
Alimera Sciences Director, Supply Chain
Alimera Sciences Director, Quality Assurance[1]

[1] If Cadence authorizes this agreement with no exception(s) or amendment(s), no further authorization from Alimera representation is required to enter into this agreement.